Exhibit 10.23

[GenoMed letterhead]

April 18, 2003

Dr. Jason Moore
Program in Human Genetics
Department of Molecular Physiology and Biophysics
519 Light Hall
Vanderbilt University Medical School
Nashville, Tennessee  37232-0700

Dear Jason,

At a special meeting of the board of directors of GenoMed, Inc. held on December
13, 2002, the board unanimously agreed to issue you nonqualified stock options in consideration of your service to the corporation as a member of the
Scientific Advisory Board (SAB). These options are offered by the corporation as an alternative to the outright gift of shares granted to you by your SAB contract. Please consult with you tax attorney whether you would like to receive the options or the gift of shares outright, and please write me by return mail which is your choice. If I do not hear anything from you, I will assume that you have elected to receive stock options rather than the gift of shares outright.

These stock options, in a form to be approved by the attorneys for the corporation, are exercisable for the number of shares, and on the terms described below:

Number of shares: one hundred thousand (100,000)

Exercise price: the closing bid price of the stock on January 16, 2003, the one year anniversary date of the execution of your SAB contract, which was $0.012.

Time to exercise the option: 2 years from the date of issuance, i.e. until
January 16, 2005.

Please let me convey my own and the board's appreciation for your help during this past year. (Please also forgive the tardiness of this letter.) I look forward to working with you as our company grows.

Yours sincerely,

/s David W. Moskowitz
David W. Moskowitz
CMO, CEO, and Chairman

4560 Clayton Avenue    St. Louis, MO 63110  tel 314-977-0115  fax 314-977-0042
www.genomedics.com